iLABOR NETWORK SUPPLIER AGREEMENT

This iLABOR NETWORK SUPPLIER AGREEMENT (the “Agreement”), is made and entered into as of the 28th day of February, 2008, by and between ClearPoint Resources, Inc., a Delaware corporation, located at 1600 Manor Drive, Suite 110, Chalfont, PA 18914 (the “ClearPoint”), and StaffChex, Inc., a California , located at 1122 East Lincoln Avenue, Suite 118, Orange, CA 92865 ( “StaffChex”) and StaffChex Servicing, LLC., a California Limited Liability company, located at 1122 East Lincoln Avenue, Suite 118, Orange, CA 92865 (“StaffChex Servicing” and together with StaffChex, the “Company”).  ClearPoint and the Company, intending to be legally bound hereby, agree as follows:

1.  Services.  ClearPoint has created the iLabor Network (the “Network”), where third party clients (a “Client”) can engage ClearPoint to provide them with qualified temporary personnel (“Temp(s)”) through a network of Temp vendors (the “Suppliers”), such as the Company.  The Company hereby agrees to become a Supplier, on a non-exclusive basis, and to fulfill all accepted and agreed-upon orders for Temps obtained through the Network.  The terms of any individual project (a “Project”) will be outlined on the Network and/or in a Project acceptance document, and shall be agreed to separately on a Project-by-Project basis and subject to mutual acceptance by Company and ClearPoint. ClearPoint reserves the right to cancel without liability, an order for Temps at any time prior to placement of the Temps with a Client. With respect to any Project, the Company agrees to process all of its collective temporary staffing services though the Network. All of the entities subsumed under the defined term “Company” hereunder collectively represent every entity in the StaffChex corporate family that provides temporary staffing services. During the term of this Agreement, the StafChex corporate family shall not provide temporary staffing services  through any entity (whether existing on the date hereof or hereafter created or acquired) other than those subsumed under the term “Company” hereunder. During the term of this Agreement, the Company shall not circumvent this Agreement by providing temporary staffing services through any entity (whether existing on the date hereof or hereafter created or acquired) not subsumed under the term “Company” hereunder.

2.   Term; Termination.  Accept as set forth in following sentence, this Agreement shall continue perpetually and can only be cancelled by the mutual written consent of both ClearPoint and the Company. Notwithstanding anything to contrary contained in this Agreement, after February 28, 2012, this Agreement shall automatically terminate upon the sale of all of the stock or all of substantially all of the assets of the Company (whether by merger, consolidation, sale of stock, operation of law or otherwise).  Upon termination, Client shall promptly discontinue all use of the Network.  If a Client terminates its engagement with ClearPoint, and the Company is performing services under a Project for such Client, then upon notification by ClearPoint (the “Notice”) the Company shall immediately cease performing services under such Project for such Client.  ClearPoint shall not be responsible to pay the Company for services performed after ClearPoint has sent the Notice to the Company.

3.  Compensation; Payment Terms; Insurance; Taxes.  For services performed in accordance with the Project requirements, ClearPoint will pay the Company for billable work hours approved by the Client at the agreed-upon hourly bill rate (the “Fee”).  ClearPoint will pay the Company its Fee within thirty (30) business days of receipt of payment from Client.  If Client fails to pay ClearPoint, then ClearPoint is not liable to the Company for such fee. The Company will carry and maintain sufficient workmen’s compensation, liability and other insurance customary in this industry covering all Temps placed with a Client.  The Company will be solely responsible for the payment of all Temp wages, benefits, applicable taxes (including, but not limited to, social security, federal, state, local or any other employee payroll taxes) and insurance costs arising from the Company’s performance of the services requested by Client.  The hourly bill rate includes payment for all taxes, fees, fringe benefits, insurance, workmen’s compensation coverage, profit and overhead.  The Company shall use ClearPoint’s web-based computer program for time reporting.

The Company shall also pay to ClearPoint two and one-quarter percent (2.25%) of all collections from its billings for temporary staffing services provided by the Company, regardless of whether such services were provided through the Network (the “Compensation”); provided, however, that if collections for any given year exceed $110,000,000, such Compensation shall be reduced to one and one-half percent (1.50%) for each dollar exceeding $110,000,000; provided, further, however, that if collections for any given year exceed $150,000,000, such Compensation shall be reduced to one and one-quarter percent (1.25%) for each dollar exceeding $150,000,000. In addition to any other remedies available at law, equity or otherwise, unpaid Compensation shall be subject to interest at the rate of one and one-half percent (1.50%) per month. If ClearPoint fails to receive any Compensation owed to it following any applicable notice and cure periods set forth herein, such failure to pay shall be deemed a material breach of this Agreement.

The Compensation shall be paid to ClearPoint on the 1st business day of each week (each a “Payment Date”), in arrears (such payment to cover the collections by the Company from its clients during the prior week). If, after the fifth (5th) business day following any particular Payment Date (a “Shortfall Date”), Company has not paid applicable Compensation (or any part thereof) to ClearPoint and such amount is disputed in good faith (a “Shortfall”), ClearPoint shall notify the Company of such Shortfall (“Shortfall Notice”). If after the fifth (5th) business day following a Shortfall Notice, Company has not paid the applicable Compensation (or any portion thereof) to ClearPoint, ClearPoint shall have the right to require that the Shortfall and all future Compensation be paid directly from any receivables factoring company of the Company. Following approval by any applicable receivables factoring company of the Company, ClearPoint shall have a second position, priority security interest in any and all assets of the Company for any Shortfall. The Company covenants to enter into customary security agreement with ClearPoint and to permit ClearPoint to issue UCC-1 financing statements on the respective assets. The Company shall provide ClearPoint access to all reporting regarding lockbox receipts and weekly submissions to Company’s lenders, all on a weekly basis.

Within two (2) years after each year of this Agreement, ClearPoint shall have the right to have an independent third party (the “Auditor”) audit the directly relevant financial records generated by the Company for the limited purpose of verifying the accuracy of the amount of the payments owed to ClearPoint under this Agreement. ClearPoint may cause the Auditor to perform such an audit no more than twice in any twelve (12) month period, however, if any discrepancies are identified in an audit, then ClearPoint can thereafter perform audits not more than four (4) times per year. ClearPoint shall give reasonable advance notice to the Company, and each audit shall be conducted during normal business hours. The expenses of the Auditor shall be paid by ClearPoint unless, in any given audit, ClearPoint determines that the Compensation paid to ClearPoint differs from that audit by more than five percent (5%), in which case the reasonable expense of the Auditor shall be paid by the Company.

iLABOR NETWORK SUPPLIER AGREEMENT

The Company shall not be permitted to assign, convey, sell, transfer or lease the Customer Account Property (or the underlying Customer Agreements) transferred to the Company pursuant to the Asset Purchase Agreement, dated the date hereof, by and between the Company and ClearPoint, without obtaining the prior written consent of ClearPoint; provided, however, ClearPoint’s consent will not be required if the assignment, conveyance, sale, transfer or lease of the Customer Account Property (or the underlying Customer Agreements) occurs after February 28, 2012 and is part of a sale of all the stock or all of substantially of all the assets of the Company (whether by merger, consolidation, sale of stock, operation of law or otherwise).

4.  Restrictions on Use; Rights; Exclusivity; Confidentiality.  The Company agrees not to (a) allow unauthorized parties to access the Network, or (b) reverse engineer or disassemble the Network.  ClearPoint exclusively retains all right, title and interest in the Network (and any parts thereof) and any and all intellectual property rights therein.  All rights not expressly granted herein are reserved by ClearPoint.  Unless otherwise directed by ClearPoint, the Company will interface directly and exclusively with ClearPoint, never directly with the Client for any reason.  Each party shall keep confidential and not disclose to any third party or use for its own or a third party’s benefit, except as expressly permitted herein, any confidential information disclosed by the other party, or any confidential information to which such party has access or an opportunity to gain knowledge.

5.   Indemnification; Limitations on Liability.  Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, and its directors, officers, employees, subsidiaries, representatives, agents, successors and assigns (each, an “Indemnified Party”) from any loss, liability, damage, claim, cause of action, cost, fee, penalty or expense (including, without limitation, reasonable attorneys’ fees) in connection with any third party claim, suit, action, judgment or other proceeding brought or threatened against an Indemnified Party, to the extent based on or arising from a breach by the Indemnifying Party of this Agreement or the terms on the Network or in a Project acceptance document.  Notwithstanding anything in this Agreement or the terms on the Network or in a Project acceptance document to the contrary, (a) neither party shall be liable to the other for any consequential, incidental, indirect, special, punitive or exemplary damages (including without limitation lost profits, lost savings, and lost future earnings or economic advantage) suffered or incurred by such other party in connection with this Agreement, even if such party has been advised of such damages, and (b) ClearPoint’s liability to the Company in connection with this Agreement shall not exceed the net fee earned by ClearPoint from the Company during the three-month period immediately preceding the date on which the Company’s claim against ClearPoint accrued; provided however, that nothing in this clause (b) shall be deemed to limit the liability of ClearPoint under any other agreement between the Company and ClearPoint, including without limitation, the Asset Purchase Agreement reference above.

6.  Miscellaneous.  This Agreement (a) along with the terms on the Network or in a Project acceptance document, represents the entire agreement between the parties and supersedes all prior agreements relating to the subject matter herein, (b) may not be modified or amended except in writing signed by the parties, (c) shall be governed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of laws, (d) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and (e) shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, and (f) cannot be assigned by the Company (whether by merger, consolidation, sale of stock, operation of law or otherwise) without the prior written consent of ClearPoint.  The waiver of a breach of this Agreement shall not be construed as a waiver of any succeeding breach, nor shall any delay or omission to exercise any right operate as a waiver of such right.  ClearPoint is an independent contractor, and nothing herein creates a partnership, agency or employment relationship between ClearPoint and Company.  ClearPoint is not, and shall not be deemed to be, the employer of any Temp.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this iLabor Network Supplier Agreement as of the date first above written.

CLEARPOINT RESOURCES, INC.		STAFFCHEX, INC.

By:	/s/ Michael Traina	By:	/s/ Ruben Garza
Name:	Michael Traina	Name:	Ruben Garza
Title:	Chief Executive Officer	Title:	Chief Executive Officer

STAFFCHEX SERVICING, LLC

By:	/s/ Ruben Garza
Name:	Ruben Garza
Title:	Chief Executive Officer